Exhibit 99.1

Press Release

For Immediate Release:	Contact: Ron Reese
March 24, 2004	(702) 414-4334

Las Vegas Sands Inc. Statement on Agreement to Assist Glasgow Rangers and Sheffield United Football Clubs on New Development Projects

Las Vegas, Nevada – William P. Weidner, president and C.O.O. of Las Vegas Sands, Inc. (LVSI), the parent company of The Venetian Resort Hotel Casino in Las Vegas, Nevada and the Venetian Macau Limited in Macau, China, issued the following statement regarding an announcement that LVSI has reached an agreement to assist the Glasgow Rangers and Sheffield United Football Clubs in the development of gaming facilities in the United Kingdom.

        “We are very pleased to have reached an agreement with both the Glasgow Rangers and Sheffield United football clubs in which we will assist in their efforts to build world-class entertainment and gaming facilities. Our agreement with the Rangers and Sheffield United paves the way for both clubs to bring exciting new development projects to each of their local communities.

        “With the proposed changes in the gaming laws in the UK, LVSI is excited to be looking at potential opportunities to develop our quality casinos in that market. We are a dynamic, energetic and prosperous company and even with the success of The Venetian in Las Vegas, the upcoming opening of the Sands in Macau, China, and the development of our Phase II property adjacent to The Venetian set to begin, we will continue to strongly pursue any opportunities that are in the best interests of the company and its employees.

        “While this week’s announcements were made with two prominent football clubs, we remain interested in other potential opportunities. In this regard, we have retained Jones Lang LaSalle to provide us with comprehensive real estate counsel and analysis, and direct us to potential commercial sites of various types in a variety of markets not exclusive to football clubs.”